EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rock of Ages Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-45617) on Form S-8 of Rock of Ages Corporation of our report dated February 22, 2005, except for Note 5 as to which the date is March 22, 2005, with respect to the consolidated balance sheets of Rock of Ages Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, which reports appear in the December 31, 2004, annual report on Form 10-K of Rock of Ages Corporation.

Our report dated February 22, 2005, except for Note 5 as to which the date is March 22, 2005, notes that the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and changed its method of accounting for its quarry inventory from the first-in, first-out method to the specific annual average cost method, effective January 1, 2002.

/s/ KPMG LLP

Burlington, Vermont

March 30, 2005